Exhibit 10.21

Annual Sales Cooperation Contract

Party A Shaanxi Jiali Pharmaceuticals Co., Ltd   (Hereinafter referred to as Party A)

Party B Hunan Jiuwang Pharmaceuticals Co., Ltd.  (Hereinafter referred to as Party B)

Party A is a professional pediatric OTC brand operating company. It provides with series, multi-dosage forms and full efficiency professional pediatric medicine with its brand advantage. Party A will also provide end customers with the advertising supporting, professional marketing team guidance, quality products ,  overall pediatric OTC medicine, expert training, different customer service and personalized promotional pack. The two parties hereby sign this contract in compliance with relevant state policy and regulations and win-win benefit concept.

1. Franchising authorization

Party A authorizes Party B to sell its cooer series products in the Hunan province areas, and become the licensed retailers. The term of contract is from January 1, 2010 to December 31, 2010. Party B has the priority renewal rights under the same condition when expiration.

2. Product and pricing system

2.1 Party A provides the goods at price of   . As for the specific product and price system, please refer to the single “Purchase Order”. Party A has right to interpretation of licensed products price.

2.2 Party B agrees to take the Party A’s product as its own product, and won’t charge any other fee beyond price both sides negotiated

3. Market margin

Party B’s margin of sales is 500,000 RMB.

4. Sale task and reward

4.1 The sale task. Party B promise to finish year sales task of Party A’ cooer series and return the money for    4 million  RMB.

4.2 Party B will enjoy the following rebate if it completes the sale task.

Obtain 10% of monthly sales as Rebate at the end of every quarter.

4.3 The way of rebate:   □ returning goods    ■ returning cash

5. Payment way

Settlement method:  ■ settlement postponed to the next batch □ monthly settlement of actual sales □ Cash settlement

Payment method:   □ cash     ■bank draft   ■transfer of account     □telegraphic transfer   □online bank

6. Product sale item

6.1 According to the demands of Party B, Party A provides medicine sources in conformity with State regulations.

6.2 Party A issues VAT invoices or plain invoices based on warehouse-out lists and Party B’s requirements.

6.3 Party A provides party B with national advertising support and other marketing support, staff training and marketing scheme guidance.

6.4 Party B only can distribute products of Party A’s among the like children's products. In order to maintain the relatively unification of the market price system, Party B can not sell products at the price lower than the minimum retail price in the product list. If Party B conducts sales promotion, the selling price cannot be less than 15% of the retail price of Party A’s. And after the promotion, the price must be retuned to the original price.

6.5 Party B provides Party A with the list of goods demanded according to the actual needs. Party A sets the sales contract and makes delivery according to the list of goods demanded of Party B's, so products Party A send to Party B have been made for sales and Party A has paid relative taxes to the state. Therefore, products Party A send to Party B must not be returned or exchanged.

6.6 Each product Party B sells should be properly managed. In case of loses caused by obsolete products and other reasons, Party B should take the responsibility on its own, and Party A shall not bear any responsibility. Party B shall maintain the brand image in a positive manner and display products of Party A in the most easily seen place for each end customer.

6.7 For the advertising exhibition position within each end customer store of Party B, in case that it is free, it should be provided to Party A on priority, which Party A does not need to pay any money until Party B has other arrangements.

7. The Breach of the Contract and the Termination of the Contract

7.1 If Party B breaches this agreement “to make sales beyond the contracted scope”, Party A has the right to cancel the franchising qualifications and every rebate. And Party A shall not return the margin Party B paid.

7.2 Party A will deduct the full margin Party B paid if Party B does not complete the sales volume the two parties have agreed within one year.

7.3 Party A has the right to select other business partner in this area under the following conditions: there is no substantial progress in the business in a half year after the sign of this agreement; the sales task does not reach the 40% of the contracted task in a year.

8. Others

8.1 For issues not stipulated in this Contract, Party A and B can do friendly negotiations to solve. The exhibits that the two parties negotiated are regarded as the inseparable part of this agreement, which has the same legal effect as this agreement.

8.2 This agreement is in duplication. All are the original copies. Each Party shall have one set of the original version. Two copies to be each party in witness thereof are legally of equal effect. The form is valid with signature and stamp.

Party A: Shaanxi Jiali Pharmaceuticals Inc.	Party B: Hunan Jiuwang Pharmaceuticals Co., Ltd.

Corporate representative (stamp)	Corporate representative (stamp)

Authorized representative	Authorized representative

Address: 9th Floor, No. 29 Nanxin	Address

Street, Xi’an, Shaanxi Province,

P.R.C., 710004

Post code: 710004	Post code:

Tel: 029-87271818	Tel:

Fax: 029-87263078, ext 8003	Fax:

Date: December 26, 2009	Date: December 26, 2009